EXHIBIT 99(a)(1)(A)

CALIPER TECHNOLOGIES CORP.

605 Fairchild Drive
Mountain View, CA 94043-2234

Offer to Exchange

Outstanding Options
to Purchase Common Stock
October 16, 2002

CALIPER TECHNOLOGIES CORP.

OFFER TO EXCHANGE OUTSTANDING OPTIONS

THE OFFER EXPIRES AT 5:00 P.M., PACIFIC STANDARD TIME,

ON TUESDAY, NOVEMBER 19, 2002, UNLESS THE OFFER IS EXTENDED

      Caliper Technologies Corp. (“Caliper” or the “Company”) is offering regular employees of the Company and its wholly-owned subsidiaries (each an “Eligible Participant”) the opportunity to exchange any outstanding stock options granted to you, (other than options granted on August 20, 2001), under the Company’s 1999 Equity Incentive Plan, as amended (the “Plan”), with an exercise price per share of $100 or less, (the “Eligible Options”), for replacement options (the “Replacement Options”) to purchase shares of the Company’s Common Stock (“Common Stock”).

      The Company is conducting the exchange of options on a one-for-one (1:1) basis. For those Eligible Participants who elect to participate in this offer pursuant to the terms described herein, options you elect to exchange (“Exchanged Options”) will be cancelled and no longer valid as of November 19, 2002 (or a later date if the Company extends the Offer) (the “Exchange Date”), and on May 20, 2003 (or a later date if the Company extends the Offer) (the “Grant Date”), the Company will grant you a Replacement Option covering the same number of shares of Common Stock as were covered by your options that were cancelled, so long as your employment or service with the Company or its subsidiaries continues through the Grant Date. THEREFORE, FOR EVERY SHARE OF COMMON STOCK ISSUABLE UPON EXERCISE OF ELIGIBLE OPTIONS THAT YOU EXCHANGE, THE COMPANY WILL GRANT YOU ONE REPLACEMENT OPTION TO ACQUIRE ONE SHARE OF COMMON STOCK.

      Should you choose to accept this offer and tender any Eligible Option for exchange, you must also tender any option that has been granted to you on or after April 16, 2002 (“Mandatory Options”). Otherwise you are free to elect to tender as many or as few of the Eligible Options as you wish. Please note that you must tender all outstanding shares under each particular Eligible Option you wish to tender. You may tender a partially exercised Eligible Option so long as you tender all unexercised shares subject to the Eligible Option. (See Section 1 of this Offer to Exchange).

      We are making this offer upon the terms and subject to the conditions described in this Offer to Exchange Outstanding Options (the “Offer to Exchange,” which, as it may be amended from time to time, constitutes the “Offer”). This Offer is not conditioned upon a minimum number of options being exchanged. This Offer is subject to conditions that we describe in section 6 of this Offer to Exchange.

      ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

      Shares of our Common Stock are quoted on the Nasdaq National Market under the symbol “CALP.” On October 11, 2002, the closing price of our Common Stock as reported on the Nasdaq National Market was $3.55 per share. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options. We can provide no assurance as to the price of our Common Stock at any time in future, and nothing contained in this document or the other documents you receive relating to the Offer should be interpreted in any way as a claim relating to the future prospects of the price of our Common Stock, nor should any inference about such future prospects be drawn from anything contained herein or therein.

      You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Exchange or related documents to Richard Butts in the Human Resources Department at Caliper, Tony Hendrickson in the Finance Department, or

Rachel Ratliff in the Legal Department. Richard can be reached via e-mail at richard.butts@calipertech.com, or via telephone at (650) 623-0520. Tony can be reached via email at tony.hendrickson@calipertech.com, or via telephone at (650) 623-0725. Rachel can be reached via email at rachel.ratliff@calipertech.com, or via telephone at (650) 623-0490.

      THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DOCUMENTATION AND THE RULES OF THE PLAN OR ANY APPLICABLE LEGISLATION, THE RULES OR LEGISLATION (AS THE CASE MAY BE) WILL TAKE PRECEDENCE. ALL REFERENCES TO TAXATION CONSEQUENCES ARE FOR GUIDANCE ONLY, AND WE RECOMMEND THAT YOU CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF THE OFFER TO YOU.

IMPORTANT

      Regardless of whether you accept or reject this Offer, you must complete and sign the Election Form and return it to Richard Butts in the Human Resources Department at Caliper before 5:00 p.m., Pacific Standard Time, on Monday, November 19, 2002 (or a later date if the Company extends the Offer) (the “Expiration Date”). You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be cancelled automatically if the Company accepts your options for exchange. However, you will be required to return such stock option agreements upon the Company’s request.

      The Replacement Options will have an exercise price equal to the closing price of the Company’s Common Stock as reported on the Nasdaq National Market on the last market trading day prior to the Grant Date. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Options for which they are exchanged, because we can provide no assurance as to the price of our Common Stock at any time in future. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Caliper is limited to this document.

      Termination of your employment or service with the Company or one of its wholly-owned subsidiaries on or before the Grant Date will automatically revoke any election that you make to participate in this program and you will not receive any Replacement Options for your Eligible Options that have been cancelled, nor will the Company return any Eligible Options that you have tendered.

      CALIPER HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON THE COMPANY’S BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THE OFFER. CALIPER HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND THE TENDER OFFER STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 2002. IF ANYONE MAKES ANY SUCH RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY SUCH INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY CALIPER.

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SUMMARY OF TERMS

      The following is a summary of terms about the Offer presented in a question and answer format. We urge you to read carefully the remainder of the Offer to Exchange and the accompanying documents because the information in this summary is not complete. We have included references to the relevant sections of the Offer to Exchange where you can find a more complete description of the topics in this Summary of Terms.

Q1.     What securities are we offering to exchange?

      We are offering to exchange all outstanding stock options granted under our 1999 Equity Incentive Plan with an exercise price of $100 per share or lower, except for options granted on August 20, 2001 which are not eligible to be exchanged under this Offer. Options granted under our 2001 Non-Statutory Stock Option Plan are not eligible to be exchanged under this Offer.

Q2.     Why are we making the Offer?

      A cornerstone of our success has been the retention and motivation of our employees. Accordingly, since many of our outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock, we felt it appropriate to offer this exchange program. (See Section 2 of the Offer to Exchange.)

Q3.     Are there conditions to the Offer?

      The Offer is subject to a number of conditions, including the conditions described in Section 6 of the Offer to Exchange. However, the Offer is not conditioned on a minimum number of optionholders accepting the Offer or a minimum number of options being exchanged.

Q4.     Who can participate in the Exchange?

      You can elect to surrender for cancellation Eligible Options if you are an Eligible Participant on the Exchange Date. Termination of your employment or service with the Company or one of its wholly-owned subsidiaries on or before the Grant Date will automatically revoke any election that you make to participate in this program and you will not receive any Replacement Options for your Eligible Options that have been cancelled, nor will the Company return any Eligible Options that you have tendered. (See Question 6 of the Offer to Exchange.)

Q5.	How many option shares will I receive in exchange for the option shares exchanged?

      The Company is conducting the exchange with respect to Eligible Options on a one-for-one (1:1) basis. Thus, for those Eligible Participants who elect to participate in the Offer, your Exchanged Options will be cancelled and no longer valid as of the Exchange Date, and on the Grant Date, the Company will grant you a Replacement Option covering the same number of shares as were covered by your Exchanged Options (so long as your employment or service with the Company or one of its subsidiaries continues through the Grant Date). THEREFORE, FOR EVERY SHARE OF COMMON STOCK ISSUABLE UPON EXERCISE OF EXCHANGED OPTIONS, THE COMPANY WILL GRANT YOU A REPLACEMENT OPTION TO ACQUIRE ONE SHARE OF COMMON STOCK.

      The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Exchange Date and the Grant Date. Replacement Options issued in exchange for options granted under the 1999 Equity Incentive Plan will also be issued under the 1999 Equity Incentive Plan. (See Section 8 of the Offer to Exchange.)

Q6.	What happens if I accept the Offer and tender one or more of my Eligible Options but I am no longer employed by the Company on the Grant Date of the Replacement Options?

      If you accept the Offer to exchange any of your Eligible Options and are subsequently, for any reason, no longer employed by Caliper or its subsidiaries on the Grant Date, you will not receive any Replacement Options for your Eligible Options that have been cancelled, nor will the Company return any Eligible Options that you have tendered. Participation in the Offer does not confer upon you the right to remain employed by Caliper.

      THEREFORE, IF YOU ARE NOT AN EMPLOYEE OR CONSULTANT OF THE COMPANY OR ONE OF ITS SUBSIDIARIES FROM THE DATE YOUR ELIGIBLE OPTIONS ARE CANCELLED THROUGH THE GRANT DATE OF THE REPLACEMENT OPTIONS, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT WERE CANCELLED. IN ADDITION, THE COMPANY WILL NOT RETURN YOUR CANCELLED OPTIONS AND YOU WILL REALIZE NO VALUE FROM THE OPTIONS YOU EXCHANGED. YOU WILL NOT RECEIVE ANY OTHER FORM OF CONSIDERATION IF YOUR RIGHT TO YOUR REPLACEMENT OPTIONS TERMINATES BECAUSE YOUR SERVICE TO THE COMPANY, FOR WHATEVER REASON, CEASES PRIOR TO THE GRANT DATE OF THOSE REPLACEMENT OPTIONS. (See the discussion of vesting and exercisability under Question 12 below.)

Q7.	If my Current Options are Incentive Stock Options, will my Replacement Options be Incentive Stock Options? If my Current Options are Nonqualified Stock Options, will my Replacement Options be Nonqualified Stock Options?

      All Replacement Options will be nonqualified stock options, and thus not subject to the favorable tax treatment applicable to incentive stock options. See Section 12 of this Offer to Exchange for a discussion of incentive and nonqualified stock options.

Q8.	If I am an employee in Germany who holds Options under the Plan, am I subject to the same terms as described in this Offer?

      If you are an employee in Germany who holds Eligible Options under the Plan you are also subject to the terms of this Offer as described herein. Employees in Germany should consult their own tax advisors regarding the tax consequences in Germany of accepting or rejecting the Replacement Options.

Q9.	When will I receive my Replacement Options?

      The Replacement Options will be granted on May 20, 2003 (or a later date if the Company extends the Offer) (the “Grant Date”). We expect the stock option agreements to be distributed promptly following the Grant Date.

Q10.	If I elect to exchange options, can I be granted any other options before the Grant Date?

      If you accept the Offer and exchange all or part of your Eligible Options, we cannot, for accounting reasons, grant you any additional stock options until, at the earliest, the Grant Date for Replacement Options.

Q11.	Why won’t I receive my Replacement Options immediately after the Exchange Date?

      If we were to grant Replacement Options on any date that is earlier than six months and one day after the date we cancel any of the Eligible Options that are exchanged pursuant to the terms of this Offer, we would be required for financial accounting purposes to record a variable compensation expense against our earnings. By deferring the grant of the Replacement Options for at least six months and one day, we believe we will not have to record such a compensation expense.

Q12.	What will be the terms and conditions of the Replacement Options?

      The Replacement Options will be issued under the Plan, and will be subject to the same terms and conditions as your Eligible Options previously issued under the Plan, except for differences in the exercise price (see Question 11 below), the vesting schedule (see Question 12 below), and the tax treatment of the Replacement Options, since all Replacement Options will be nonqualified stock options, regardless of whether the Exchanged Options were incentive stock options or nonqualified stock options.

Q13.	What will be the exercise price of the Replacement Options?

      The Replacement Options will have an exercise price equal to the closing price of the Company’s Common Stock as reported on the Nasdaq National Market on the last market trading day prior to the Grant Date. We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options exchanged because we can provide no assurance as to the price of our Common Stock at any time in the future, and nothing contained in this document or the other documents you receive relating to the Offer should be interpreted in any way as a claim relating to the future prospects of the price of our Common Stock. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your Eligible Options. (See Section 7 of the Offer to Exchange.)

Q14.	When will the Replacement Options vest and what will be the vesting schedule of the Replacement Options?

      Each Replacement Option will be 100% unvested on the Grant Date, and will vest monthly thereafter over the vesting period assigned to the Replacement Option. The vesting period for each Replacement Option will be equal to the number of months of vesting remaining as of the Exchange Date for the applicable Exchanged Option plus six (6) additional months of vesting.

      As an example, assume that an Eligible Option to purchase 1,000 shares of Common Stock that has eighteen (18) months of vesting remaining as of the Exchange Date is exchanged pursuant to this Offer. The Replacement Option to purchase 1,000 shares of Common Stock granted in exchange would be completely unvested on the Grant Date, and would vest monthly in equal installments over the two (2) years following the Grant Date, so long as the Eligible Participant remains in continuous service with the Company.

      As another example, assume that an Eligible Option to purchase 1,000 shares of Common Stock that is fully vested as of the Exchange Date is exchanged pursuant to this Offer. The Replacement Option to purchase 1,000 shares of Common Stock granted in exchange would be completely unvested on the Grant Date, and would vest monthly in equal installments over the six (6) months following the Grant Date, so long as the Eligible Participant remains in continuous service with the Company.

      As a third example, assume that a completely unvested Eligible Option to purchase 1,000 shares of Common Stock, which is scheduled to vest over four (4) years beginning from the Exchange Date, is exchanged pursuant to this Offer. The Replacement Option to purchase 1,000 shares of Common Stock granted in exchange would be completely unvested on the Grant Date, and would have an additional six (6) months added to the vesting schedule to which the Exchanged Option was subject, so that the Replacement Option would vest in equal monthly installments over the four (4) years and six (6) months following the Grant Date, so long as the Eligible Participant remains in continuous service with the Company.

      In addition to the changes in the vesting schedule to which Replacement Options will be subject, no Replacement Option, whether or not it is vested, will be exercisable until six (6) months after the date of grant; provided, however, that if, during this six-month waiting period, there is a change in corporate ownership of the Company or your employment or service with the Company terminates by reason of your retirement, death, or disability, you will be allowed to exercise the vested portion of your Replacement Options in accordance with the post-termination exercise period stated in the Plan. If, however, there is no change in corporate ownership of the Company and your employment or service with the Company terminates for any reason other than retirement, death or disability, you will not be allowed to exercise the vested portion of your Replacement Option until at least six (6) months from the date of grant, but following the conclusion of that six-month waiting period, you will be permitted to exercise the vested portion of your Replacement Options, to the extent such options have not expired, in accordance with the post-termination exercise period stated in the Plan. Please note that for these purposes, the Company intends to interpret the term “retirement” as broadly as possible under the Fair Labor Standards Act, and in a manner consistent with any regulations promulgated by the U.S. Department of Labor under that Act.

Q15.	When will the Replacement Options expire?

      The Replacement Options will expire at 11:59 p.m., Pacific Time, on the day prior to the ten year anniversary of the grant date of the Replacement Options (so long as you remain employed by or continue service with the Company).

Q16.	How long will I have to wait to purchase Common Stock under my Replacement Options?

      You will not be able to exercise any of your Replacement Options until they vest, and until six (6) months after the date of grant. The shares subject to a given Replacement Option will vest in equal monthly installments over that number of months equal to the number of months of vesting remaining as of the Exchange Date for the applicable Exchanged Option plus six (6) additional months (See the answer to Question 12 above). On the date that Replacement Options are granted, they will be completely unvested. You would not be able to purchase any shares of Common Stock under the Replacement Options on the Grant Date. As the Replacement Options vest in equal monthly installments following the Grant Date, you would be able to purchase the number of shares of Common Stock underlying the Replacement Options that have vested, provided at least six (6) months have elapsed from the date your Replacement Options were granted.

Q17.	If I elect to exchange Eligible Options, will my election affect other components of my compensation?

      No. Whether or not you accept or reject the Offer will not affect your compensation in the future. Your acceptance or rejection of the Offer will not result in your becoming more or less likely to receive stock option grants in the future, other than the Replacement Options. However, the Company cannot grant you any new options between the Exchange Date and the Grant Date if you accept the Offer.

Q18.	If I elect to exchange Eligible Options, do I have to exchange all of my Eligible Options or can I just exchange some of them?

      Should you choose to accept this Offer with respect to any Eligible Option, you must also tender any Eligible Options that have been granted to you on or after April 16, 2002 (“Mandatory Options”). Mandatory Options must be tendered for exchange only if you accept the Offer with respect to any Eligible Option — if you choose not to accept the Offer with respect to any Eligible Options, you need not tender any Mandatory Options. With respect to options granted to you prior to April 16, 2002, you are not obligated to tender any Eligible Option and are free to elect to tender as many or as few of the Eligible Options as you wish. Please note that you must tender all outstanding shares under each particular Eligible Option you wish to tender. You may tender a partially exercised Eligible Option so long as you tender all unexercised shares subject to such Eligible Options.

Q19.	Will I have to pay taxes if I exchange my Options in the Offer?

      If you accept the Offer, you will not recognize income for U.S. federal income tax purposes at the time of the exchange or at the time we grant Replacement Options to you. We recommend that you consult with your tax advisor to determine all the tax consequences of accepting the Offer. If you are an employee based outside of the United States, we recommend that you consult with your tax advisor to determine the tax and social contribution consequences of this transaction under the laws of the country in which you live and work.

Q20.	When does the Offer expire? Can the Offer be extended, and if so, how will I know if it is extended?

      The Offer expires on November 19, 2002, at 5:00 p.m., Pacific Standard Time, unless we extend it.

      Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If we extend the Offer, we will announce the extension no later than 5:00 p.m., Pacific Standard Time, on November 19, 2002. (See Section 14 of the Offer to Exchange.)

Q21.	What do I need to do?

      Whether or not you accept the Offer, you need to make your election, sign the Election Form and deliver the Election Form to Richard Butts in the Human Resources Department at Caliper before 5:00 p.m., Pacific Standard Time, on November 19, 2002 (or a later Expiration Date if the Company extends the Offer). The Election Form may be sent via mail, courier or facsimile. Richard is located at Caliper’s corporate headquarters in Mountain View, California. His direct facsimile number is (650) 623-0504. Election Forms must be received before 5:00 p.m., Pacific Standard Time, on November 19, 2002 (or a later Expiration Date if the Company extends the Offer), not placed in the mail or other delivery system by the Expiration time. If Election Forms are sent by facsimile, originals should be sent by mail, courier or hand delivery as soon as possible.

      You should direct questions about this Offer, requests for assistance in completing the related documentation and requests for additional copies of the Offer to Exchange or related documents to Richard Butts in the Human Resources Department at Caliper, Tony Hendrickson in the Finance Department, or Rachel Ratliff in the Legal Department. Richard can be reached via e-mail at richard.butts@calipertech.com, or via telephone at (650) 623-0520, Tony can be reached via email at tony.hendrickson@calipertech.com, or via telephone at (650) 623-0725, and Rachel can be reached via email at rachel.ratliff@calipertech.com, or via telephone at (650) 623-0490. You should review the Offer to Exchange, the Election Form and all of their attachments before making your election.

      If we extend the Offer beyond November 19, 2002 then you must sign and deliver the Election Form before the extended expiration of the Offer. We may reject any Eligible Options to the extent that we determine the Election Form is not properly completed, or if you have tendered Eligible Options without tendering all of your Mandatory Options, or to the extent that we determine it would be unlawful to accept the options. Although we may later extend, terminate or amend the Offer, we currently expect to accept all properly exchanged options promptly following the deadline of 5:00 p.m., Pacific Standard Time, on November 19, 2002 (or a later Expiration Date if the Company extends the Offer). If you do not sign and deliver the Election Form before the Offer expires, it will have the same effect as if you rejected the Offer. (See Section 3 of the Offer to Exchange.)

Q22.	During what period of time may I change my previous election?

      You may change your previous election at any time before 5:00 p.m., Pacific Standard Time, on November 19, 2002. If we extend the Offer beyond that time, you may change your previous election at any time until the extended expiration of the Offer. To change your election, you must deliver a Notice of Change in Election Form to Richard Butts in the Human Resources Department at Caliper before the Offer expires. If you change your election from reject to accept you will also be required to fill out and deliver a new Election Form. You may change your election more than once. (See Section 4 of the Offer to Exchange.)

Q23.	What happens to my options if I do not accept the Offer?

      Nothing. If you do not accept the Offer, you will keep all of your current options and you will not receive Replacement Options. No changes will be made to your current options. (See Section 12 below.) We do not believe that our Offer to you will affect the tax status of any of your Eligible Options that qualify as “incentive stock options.” However, the IRS may characterize our Offer to you as a “modification” of those incentive stock options, even if you decline the Offer. A successful assertion by the IRS that your incentive stock options were modified would extend the period you would have to hold the shares purchased under those options to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. Such an extended holding period for long-term capital gain would require that the sale of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date of the option exercise for those shares. If you choose not to exchange your Eligible Options, we recommend that you consult with your own tax advisor to determine the tax consequences applicable to the exercise of the Eligible Options you do not exchange and to the subsequent sale of the common stock purchased under those options.

Q24.	Under what circumstances would the Company not accept my options?

      We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly submitted to be exchanged and for which the election has not been validly withdrawn. We may, however, reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered, or if Eligible Options have been submitted without submitting all Mandatory Options, or to the extent that we determine it is unlawful to accept the exchanged options or to the extent certain conditions exist which in our reasonable judgment makes it inadvisable to proceed with the Offer. (See Sections 3, 5 and 6 of the Offer to Exchange.)

Q25.	What happens to our Replacement Options if the Company merges with or is acquired by another company prior to the date the Replacement Options are granted?

      If Caliper merges with or is acquired by another entity between the Exchange Date and the Grant Date, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between Caliper and the other party based on the same principles applied to the handling of the options to acquire the Company’s Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror’s common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror’s stock than the number of shares subject to the Replacement Options that you would have received if no acquisition had occurred. In the event that Caliper acquires another entity, no change will occur with respect to your election to participate in the Offer.

      If your employment or service is terminated by any successor entity prior to the Grant Date, then you will not receive any replacement Options in exchange for your Eligible Options that were cancelled. In addition, your cancelled options will not be returned to you nor will you realize any value from the options that are exchanged.

      If a merger or similar transaction is effective after the Grant Date for Replacement Options, then Eligible Participants who have exchanged options under this Offer will be subject to the terms of Caliper’s 1999 Equity Incentive Plan. Under the Plan, an acquiror of Caliper shall assume outstanding options (including Replacement Options after the Grant Date), or substitute similar stock awards. If the acquiror refuses to assume options outstanding under the Plan or to substitute similar stock awards for options outstanding under the Plan, then the Plan provides that the vesting of outstanding options, for all option holders whose continuous service with Caliper has not terminated, shall be accelerated in full, followed by the termination of the options on the effective date of the acquisition transaction.

Q26.	Whom can I talk to if I have questions about the Offer?

      For additional information or assistance, you should contact Richard Butts in the Human Resources Department at Caliper, Tony Hendrickson in the Finance Department, or Rachel Ratliff in the Legal Department. Richard can be reached via e-mail at richard.butts@calipertech.com, or via telephone at (650) 623-0520. Tony can be reached via email at tony.hendrickson@calipertech.com, or via telephone at (650) 623-0725. Rachel can be reached via email at rachel.ratliff@calipertech.com, or via telephone at (650) 623-0490.

THE OFFER

1.	Number of Options; Expiration Date

      We are offering to grant Replacement Options to purchase our Common Stock in exchange for all Eligible Options held by Eligible Participants. The Company is conducting the exchange with respect to Eligible Options on a one-for-one (1:1) basis and will grant Eligible Participants a Replacement Option covering the same number of shares underlying any Eligible Options that were cancelled. As of October 11, 2002, Eligible Options to purchase 5,122,353 shares of our Common Stock were outstanding and held by 255 Eligible Participants.

      You may exchange one or more of your Eligible Options, but you may not exchange less than all unexercised option shares subject to a particular Eligible Option. If you elect to exchange one or more of your Eligible Options, you must also exchange any option granted to you on or after May 19, 2002. You may tender a partially exercised Eligible Option so long as you tender all unexercised shares subject to the Eligible Option.

      Our Offer is subject to the terms and conditions described in this Offer to Exchange. We will only accept options that are properly submitted for exchange and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the Offer expires on the Expiration Date.

      Your Replacement Options will represent one hundred percent (100%) of the total number of option shares of all your Eligible Options that were cancelled. Replacement Options issued in exchange for options granted under the Plan will also be issued under the Plan. The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Exchange Date and the Grant Date.

      IF, FOR ANY REASON, YOU ARE NOT EMPLOYED BY THE COMPANY OR ONE OF ITS WHOLLY-OWNED SUBSIDIARIES FROM THE EXCHANGE DATE THROUGH THE GRANT DATE FOR THE REPLACEMENT OPTIONS, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS FOR YOUR ELIGIBLE OPTIONS THAT HAVE BEEN CANCELLED, NOR WILL THE COMPANY RETURN ANY ELIGIBLE OPTIONS THAT YOU EXCHANGED. PARTICIPATION IN THIS PROGRAM DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY THE COMPANY OR ITS SUBSIDIARIES.

      The term “Expiration Date” of this Offer means 5:00 p.m., Pacific Standard Time, on November 19, 2002, unless and until we, in our discretion, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer will remain open, the term “Expiration Date” will refer to the latest time and date at which the Offer expires. See Section 14 of this Offer to Exchange for a description of our rights to extend, delay, terminate and/or amend the Offer.

      We will publish a notice if we decide to take any of the following actions prior to the Expiration Date:

•	increase or decrease what we will give you in exchange for your Eligible Options;

•	increase or decrease the number of Eligible Options to be exchanged in the Offer; or

•	extend or terminate the Offer.

      If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer until ten (10) business days after the date the notice is published.

      A “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.     Purpose of the Offer

      Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. By making this Offer, we intend to maximize stockholder value by creating better performance incentives for our employees.

      The Board of Directors has approved this Offer. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial or tax situation. The Board of Directors does not make any recommendation as to your individual decision.

3.     Procedures

      Making Your Election. To make your election to accept or reject this Offer, you must make your election, sign the Election Form and deliver the Election Form and any other required documents to Richard Butts in the Human Resources Department at Caliper before the Expiration Date. The Election Form may be sent via mail, courier or facsimile. Richard is located at Caliper’s corporate offices in Mountain View, California. His direct facsimile number is (650) 623-0504. If you have any questions regarding the Offer, you should contact Richard Butts in the Human Resources Department at Caliper, Tony Hendrickson in the Finance Department, or Rachel Ratliff in the Legal Department. Richard can be reached via e-mail at richard.butts@calipertech.com, or via telephone at (650) 623-0520. Tony can be reached via email at tony.hendrickson@calipertech.com, or via telephone at (650) 623-0725. Rachel can be reached via email at rachel.ratliff@calipertech.com, or via telephone at (650) 623-0490.

      Election Forms must be received before 5:00 p.m., Pacific Standard Time, on November 19, 2002 (or a later Expiration Date if the Company extends the Offer), NOT placed in the mail or other delivery system by the expiration time. Election Forms received by facsimile will be valid if received by the expiration time even though the originals are not yet received, but we request originals be sent by mail, courier or hand delivery as soon as possible. You do not need to return your stock option agreements for your Eligible Options to effectively elect to accept the Offer as they will be automatically cancelled if Caliper accepts your Eligible Options for exchange. However, you will be required to return your stock option agreements upon the Company’s request.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Options and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all Election Forms, Notice of Change in Election Forms or exchanged options to the extent that we determine they were not properly executed or delivered, or if Eligible Options were submitted for exchange without submitting all Mandatory Options (see Question 16 of the Summary of Terms above), or to the extent that we determine it is unlawful to accept the exchanged options. We may waive any or all of the conditions of the Offer for all Eligible Participants. We may waive any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular option or any particular optionholder. No Eligible Options will be accepted for exchange until all defects or irregularities, including the proper submission of all Mandatory Options, have been cured by the optionholder exchanging the Eligible Options or waived by us. Neither Caliper nor any other person is obligated to give notice of any defects or irregularities involved in the election to exchange any options, and neither Caliper nor any other party will be liable for failing to give notice of any such defects or irregularities.

      Caliper’s Acceptance Constitutes an Agreement. If you elect to exchange your options according to the procedures described above, you will have accepted the Offer. Caliper’s acceptance of Eligible Options that are properly submitted for exchange will form a binding agreement between Caliper and you on the terms and subject to the conditions of this Offer.

      Subject to Caliper’s rights to extend, terminate and/or amend the Offer, Caliper currently expects that it will accept promptly after the Expiration Date of the Offer all properly and timely made elections to exchange options that have not been validly withdrawn.

4.     Change in Election

      You may only change your election by following the procedures described in this Section 4.

      You may change your election at any time before 5:00 p.m., Pacific Standard Time, on November 19, 2002. If we extend the Offer beyond that time, you may change your election at any time until the extended expiration of the Offer.

      Please note you have been supplied with two different Notice of Change in Election Forms, one of which is to be used if you wish to reject the Offer after having accepted it and the other is to be used if you wish to accept the Offer after having rejected it. These forms should also be used if you wish to add or subtract Eligible Options after having accepted the Offer with respect to some or all of your Eligible Options. For example, if you previously elected to accept the Offer with respect to one Eligible Option, but not with respect to another, and now you wish to tender both options, you should use the form entitled “Notice of Change in Election from Reject to Accept,” making sure to fill in the grant date of the Eligible Option you previously did not include. If you formerly elected to accept the Offer with respect to all of your Eligible Options, but no longer wish to tender one of your Eligible Options, you should use the form entitled “Notice of Change in Election from Accept to Reject,” making sure to fill in the grant date of the Eligible Option you no longer wish to tender. Please note that while you may tender some of your Eligible Options and not others, you cannot tender some of the shares underlying an Eligible Option and not others. When you elect to tender an Eligible Option for exchange, you must tender all of the shares underlying that option.

      If you intend to change an election, it is important you follow these procedures: To change your election, you must deliver a Notice of Change in Election Form to Richard Butts in the Human Resources Department at Caliper before the Offer expires. The Notice of Change in Election Form must have your name on it, the date of your option grant, must be signed by you and must clearly indicate whether you elect to accept or reject the Offer. Please note that if you previously elected to reject the Offer and wish to change your election and accept the Offer with respect to any Eligible Option, you must also fill out and deliver a new Election Form along with the Notice of Change in Election. The Notice of Change in Election Form and new Election Form (if applicable) may be sent via mail, courier or facsimile. Richard Butts is located at Caliper’s corporate offices in Mountain View, California. His fax number is (650) 623-0504. Notice of Change in Election Forms received by facsimile will be valid if received by the Expiration Date even though the originals are not yet received, but we request that the originals be sent by mail, courier or hand delivery as soon as possible.

      Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding.

5.	Acceptance of Options for Exchange and Cancellation and Issuance of Replacement Options

      On the terms and subject to the conditions of this Offer, and as promptly as practicable following the Expiration Date, we will timely accept the Eligible Options for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the Expiration Date. The Replacement Options will be granted on May 20, 2003 (or a later date if the Company extends the Offer) (previously defined as the “Grant Date”).

      Your Replacement Option with respect to any Eligible Option will represent the same number of option shares of all Eligible Options that you exchange. The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Exchange Date and the Grant Date. If you are not continuously employed by or in continuous service with Caliper or one of its wholly-owned subsidiaries through the date the

Replacement Options are granted, you will not be eligible to receive a Replacement Option. In addition, no portion of a Replacement Option will be exercisable until it vests. We will give you notice of our acceptance for exchange and cancellation of Eligible Options validly elected for exchange and not properly withdrawn as of the Expiration Date. We will notify you on or prior to the Expiration Date, or as soon as possible thereafter, if we reject your election. If you are not notified of a rejection and you receive notice of our acceptance for exchange and cancellation of all Eligible Options validly elected for exchange and not properly withdrawn, you may assume that your properly executed and delivered Election Form has been accepted. However, we are not obligated to give notice of any defects or irregularities involved in the election to exchange any options, and no one will be liable for failing to give notice of any such defects or irregularities. After we accept Eligible Options for exchange and cancellation, we will promptly send each optionholder who accepted the Offer a letter confirming acceptance and the number of Replacement Options that we will grant to the optionholder.

6.	Conditions of the Offer

      We will not be required to accept any Eligible Options that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Options that you elect to exchange, in each case, if at any time on or after October 16, and on or before the Exchange Date, we determine that any event has occurred that, in our reasonable judgment, makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Options that you elect to exchange, including, but not limited to, the following:

•	any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the exchanged options, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer;

•	any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency or tribunal, which action or withholding, in our reasonable judgment, would or might directly or indirectly:

(a) make it illegal for us to accept some or all of the Eligible Options or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

(b) delay or restrict our ability, or render us unable, to accept the Eligible Options for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Options;

(c) materially impair our ability to provide employees with compensation by decreasing the value of the Replacement Options or otherwise; or

(d) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•	there is:

(a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

(b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	another person publicly makes or proposes a tender or exchange offer for some or all of our Common Stock, or an offer to merge with or acquire us, or we learn that:

(a) any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before October 16, 2002;

(b) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before October 16, 2002 has acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

(c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing or made a public announcement that it intends to acquire us or any of our assets or securities; or

•	any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us, including the following:

(a) litigation or other proceedings instituted against the Company or its subsidiaries, or any of our officers or directors in their capacities as such, before or by any Federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect the Company;

(b) a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(c) a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors including, but not limited to, fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, termination or modification of collaborative relationships by the Company or our competitors, changes in product development status, developments in patent or other proprietary rights or general market conditions;

(d) the suspension of trading in our equity securities by the Securities and Exchange Commission or by the Nasdaq Stock Market; or

(e) a material change in the prospects for our business in the future resulting from any number of factors including, but not limited to, announcements of technological innovations or new products, the announcement, commencement, termination or modification of collaborative relationships by the Company or our competitors, changes in product development status, developments in patent or other proprietary rights, general market conditions, a material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis.

      The conditions to the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the Expiration Date and we may waive the conditions to the Offer in accordance with applicable law, at any time and from time to time before the Expiration Date, whether or not we waive any other condition to the Offer.

      Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

      We currently expect that we will accept promptly after the Expiration Date all Eligible Options that are properly submitted to be exchanged, with and including any and all Mandatory Options, and have not been validly withdrawn.

7.     Price Range of Common Stock

      There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our Common Stock. Our Common Stock is quoted on the Nasdaq National Market under the symbol “CALP.” The following table shows, for the periods indicated, the high and low closing sale prices per share of our Common Stock as reported on the Nasdaq National Market.

Quarter Ended or Ending	High	Low

Fiscal Year 2002
October 1, 2002 through October 11, 2002	$4.51	$3.55
September 30, 2002	$6.80	$3.90
June 30, 2002	$12.58	$6.00
March 31, 2002	$18.07	$10.97
Fiscal Year 2001
December 31, 2001	$15.98	$8.51
September 30, 2001	$20.63	$9.07
June 30, 2001	$30.09	$13.25
March 31, 2001	$45.81	$13.00
Fiscal Year 2000
December 31, 2000	$71.63	$38.50
September 30, 2000	$68.50	$40.00
June 30, 2000	$76.69	$22.50
March 31, 2000	$202.00	$47.00

      As of October 11, 2002, the last reported sale price of our Common Stock, as reported on the Nasdaq National Market, was $3.55 per share.

      We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

8.     Source and Amount of Consideration; Terms of Replacement Options

      Consideration. The Company is conducting the exchange with respect to Eligible Options on a one-for-one (1:1) basis. Thus, for those employees who elect to participate in the Offer, on the Grant Date, the Company will grant Replacement Options covering the same number of shares as were subject to any of such employee’s Exchanged Options (so long as such employee’s employment or service with the Company or its subsidiaries continues through the Grant Date). The number of option shares to be represented by the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Exchange Date and the Grant Date.

      If we receive and accept exchange of all Eligible Options outstanding as of October 11, 2002, we will grant Replacement Options in exchange for such Eligible Options to purchase an aggregate total of 5,122,353 shares of our Common Stock. The Common Stock issuable upon exercise of all such Replacement Options would equal approximately 20.9% of the total shares of our Common Stock outstanding as of October 11, 2002.

      Merger or Acquisition of Caliper. If the Company merges with or is acquired by another entity between the Exchange Date and the Grant Date, then the resulting entity will be bound to grant the Replacement Options under the same terms as provided herein; however, the type of security and the number of shares covered by each Replacement Option would be determined by the acquisition agreement between the Company and the acquiror based on the same principles applied to the handling of the options to acquire Caliper Common Stock that are outstanding at the time of the acquisition. As a result of the ratio in which our Common Stock may convert into an acquiror’s common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror’s stock than the number of shares subject to the Replacement Options that you would have received if no acquisition had occurred. In the event that the Company acquires another entity, no change will occur with respect to your election to participate in the Offer.

      If a merger or similar transaction is effective after the Grant Date for Replacement Options, then Eligible Participants who have exchanged options under this Offer will be subject to the terms of Caliper’s 1999 Equity Incentive Plan. Under the Plan, an acquiror of Caliper must assume options outstanding (including Replacement Options after the Grant Date), or substitute similar stock awards. If the acquiror refuses to assume options outstanding under the Plan or to substitute similar stock awards for options outstanding under the Plan, then the Plan provides that the vesting of outstanding options, for all option holders whose continuous service with Caliper has not terminated, shall be accelerated in full, followed by the termination of the options on the effective date of the acquisition transaction.

      Terms of Replacement Options. Replacement Options issued in exchange for options granted under the Plan will also be issued under the Plan. Replacement Option agreements will be executed between the Company and each optionholder who accepts the Offer. The Replacement Option agreements will not permit the optionholders to exercise the Replacement Options prior to the time such options vest, and not prior to six (6) months after the Grant Date. The Replacement Options will be completely unvested on the Grant Date, and will vest, following the Grant Date, in equal monthly installments over that number of months equal to the number of months of vesting remaining as of the Exchange Date for the applicable Exchanged Options, plus six (6) additional months. Note that there is no vesting of Exchanged Options (which will have been cancelled) or Replacement Options (which will not yet have been granted) during the six (6) months and one (1) day between the Exchange Date and the Grant Date. Exchanged Options will stop vesting on the Exchange Date, and Replacement Options will not begin vesting until the Grant Date. The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options.

      The following description of the Plan and the Replacement Option agreements is a summary, and is not complete. Replacement Options will be subject to the terms and conditions of the Plan under which they will be granted and the applicable stock option agreement. Additional information about the Plan may be found in the Form S-8 Registration Statement and related Prospectus prepared in connection with the Plan. Please contact Richard Butts at richard.butts@calipertech.com, Tony Hendrickson at tony.hendrickson@calipertech.com, or Rachel Ratliff at rachel.ratliff@calipertech.com to request copies of the Plan or related Prospectus and current form of stock option agreement. Copies will be provided promptly and at our expense. The form of stock option agreement may be changed with the approval of our Board of Directors or the Compensation Committee thereof prior to the date the Replacement Options are granted.

      General. The 1999 Equity Incentive Plan was adopted on October 1, 1999 and approved by the Company’s stockholders on November 18, 1999 as an amendment and restatement of our 1996 Stock Incentive Plan originally adopted on July 25, 1996. As of October 11 2002, there were 1,588,961 shares of our Common Stock reserved for issuance pursuant to the Plan and options to purchase 5,463,737 shares of our Common Stock issued and outstanding under the Plan. The Plan permits us to grant options intended to qualify as incentive stock options under the Internal Revenue Code as well as nonqualified stock options. Each Replacement Option will be a nonqualified stock option, whether or not the applicable Exchanged Options were intended to qualify as incentive stock options.

      Administration. The Board of Directors administers the Plan and has delegated administration of the Plan to the Compensation Committee of the Board of Directors. The Board of Directors has the authority to construe, interpret and amend the Plan.

      Term. The term of each option granted under the Plan is fixed by the Plan administrator at the time of grant. Replacement Options to be granted under the Plan will have a term that expires at 11:59 p.m., Pacific Time, on the day prior to the ten-year anniversary of the initial grant date of the Replacement Option.

      Time of Exercise. You may not exercise Replacement Options until at least six (6) months have elapsed from the date the Replacement Options are granted. If, during this six-month waiting period, there is a change in corporate ownership of the Company or your employment or service with the Company terminates by reason of your retirement, death, or disability, you will be allowed to exercise the vested portion of your Replacement Options in accordance with the post-termination exercise period stated in the Plan. If, however, there is no change of corporate ownership of the Company and your employment or service with the Company terminates for any reason other than retirement, death or disability, you will not be allowed to exercise the vested portion of your option until at least six (6) months from the date of grant, but following the conclusion of that six-month waiting period, you will be permitted to exercise the vested portion of your Replacement Options in accordance with the post-termination exercise period stated in the Plan.

      After the six-month waiting period described above, you may exercise the vested portion of a Replacement Option at any time prior to termination of the option. If your employment or service with us terminates for any reason other than your death or permanent disability, generally your post-termination exercise period will be three (3) months following your termination date. If your employment or service with us terminates as a result of your permanent disability, generally your post-termination exercise period will be twelve (12) months following your termination date. If your employment or service with us terminates as a result of your death, generally your estate or beneficiaries must exercise the vested portion of your Replacement Option within eighteen (18) months following your termination date. However, under no circumstances may you exercise the Replacement Option more than ten years minus one day from the date of grant of the Eligible Options.

      Exercise Price. The Replacement Options will have an exercise price equal to the closing price of the Company’s Common Stock as reported on the Nasdaq National Market on the last market trading day prior to the date of grant. We cannot guarantee that the Replacement Options will have a lower exercise price than those of the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options. If any change is made in the Common Stock subject to any Replacement Option without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the number of shares subject to and the exercise price of the Replacement Options will be appropriately adjusted.

      Vesting. Replacement Options will not be subject to the same vesting schedule as your Exchanged Options. Replacement Options will be completely unvested on the Grant Date, and will vest, following the Grant Date, in equal monthly installments over that number of months equal to the number of months of vesting that remained on the Exchange Date for the applicable Exchanged Option, plus six (6) additional months.

      Tax Consequences. You should refer to Section 12 of the Offer for a discussion of the U.S. federal income tax consequences of the Replacement Options and the Eligible Options, as well as the consequences of accepting or rejecting the Replacement Options under this Offer to Exchange. We recommend that you consult with your tax advisor with respect to tax matters. Employees in Germany should consult relevant tax advisors with respect to any German tax matters.

      Registration of Option Shares. All shares of Common Stock issuable upon exercise of options under the Plan, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933, as amended (the “Securities Act”), on a Registration Statement on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of the Company, you will be able to sell your Replacement Option shares free of any transfer restrictions under applicable securities laws.

9.     Interests of Directors and Officers; Transactions and Arrangements Involving the Options

      A list of our directors and executive officers is contained in Schedule A attached to this Offer to Exchange. As of October 11, 2002, our executive officers and non-employee directors (fourteen (14) persons) as a group held options outstanding under the 1999 Equity Incentive Plan and under the 1999 Non-Employee Directors’ Stock Option Plan (collectively the “Option Plans”) to purchase a total of 2,986,116 shares of our

Common Stock. This represented approximately 43.4 % of the shares subject to all options outstanding under the Option Plans and awards made outside of the Option Plans as of that date.

      The following are, to the best of our knowledge, the only transactions that members of our Board of Directors, our executive officers or the affiliates of any of our directors or executive officers engaged in that involved options to purchase our Common Stock or involved a purchase of our Common Stock during the sixty (60) days prior to this Offer:

      On September 10, 2002, Tony Hendrickson, Vice President, Finance and Corporate Controller of the Company, was granted an option to purchase 100,000 shares of Common Stock with an exercise price of $4.44 per share.

      There is no agreement, arrangement or understanding between the Company or, to the best of our knowledge, any of our directors or executive officers, and any other person for the purchase or acquisition from the Company of any of its securities, except for the following:

•	outstanding options to purchase an aggregate of 2,839,381 shares of our Common Stock (as of October 11, 2002) pursuant to our 1999 Equity Incentive Plan, as amended.

•	outstanding options to purchase an aggregate of 146,735 shares of our Common Stock (as of October 11, 2002) pursuant to our 1999 Non-Employee Directors’ Stock Option Plan, as amended.

10.     Status of Options Acquired in the Offer; Accounting Consequences of the Offer

      Eligible Options that have been granted under the Plan and that we acquire in connection with the Offer will be cancelled and the shares of Common Stock that may be purchased under those options will be returned to the pool of shares available for grants of new awards or options under the Plan without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our Common Stock is then quoted or listed. We believe that we will not recognize any significant charges in our financial statements as a result of the Offer.

11.     Legal Matters; Regulatory Approvals

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the options as described in the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of any Eligible Options that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Options and to issue Replacement Options is subject to conditions, including the conditions described in Section 6 of the Offer to Exchange.

12.     Material U.S. Federal Income Tax Consequences

      The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the Offer. If you are a non-U.S. employee, the discussion of U.S. income tax consequences below does not apply to you, and we recommend that you consult with your tax advisor to determine the tax consequences of the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of optionholders.

      If you exchange outstanding incentive or nonqualified stock options for a Replacement Option, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

      At the Grant Date of the Replacement Option, you will not be required to recognize additional income for federal income tax purposes. The grant of options is not recognized as taxable income.

      All Replacement Options issued to U.S. employees in exchange for Exchanged Options, whether such Exchanged Options were incentive stock options or nonqualified stock options, will be nonqualified stock options and will not be eligible for favorable tax treatment applicable to incentive stock options.

      Federal Income Tax Consequences of Incentive Stock Options. You will not be subject to any current income tax if you elect to exchange your incentive stock options in exchange for Replacement Options.

      All Replacement Options you are granted will be nonqualified stock options. Unlike incentive stock options, nonqualified stock options are not eligible for favorable tax treatment applicable to incentive stock options.

      We do not believe that our Offer to you will change any of the terms of your Eligible Options if you do not accept the Offer. However, if you choose not to accept this Offer, it is possible that the IRS would assert that your right to exchange your Eligible Options that are incentive stock options under this Offer is a “modification” of your incentive stock options, even if you do not exchange the options. A successful assertion by the IRS that the options are modified could extend the options’ holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

      Under current law, you should not have realized taxable income when incentive stock options, if applicable, were granted to you under our 1999 Equity Incentive Plan. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, the exercise of your incentive stock option may subject you to Alternative Minimum Tax, because your alternative minimum taxable income may be increased by the amount that the aggregate fair market value of the shares you receive upon exercise of the option exceeds the aggregate exercise price you paid to exercise the option. Except in certain circumstances that are described in our 1999 Equity Incentive Plan and in your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to nonqualified stock options that are discussed below.

      When you sell Common Stock that you acquired by exercising an incentive stock option, the tax consequences of the sale depend on whether the disposition is “qualifying” or “disqualifying.” The disposition of the Common Stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted and (b) more than one year after the date the incentive stock option was exercised.

      If the disposition of the Common Stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the Common Stock on the date the option was exercised over the exercise price will be taxable ordinary income to you at the time of the sale. However, if the difference between the sale price and the option exercise price is less than the amount in the preceding sentence, this lesser amount is ordinary income to you. Any amount in excess of the ordinary income amount will be long term capital gain or short term capital gain, depending on whether or not the Common Stock was sold more than one year after the option was exercised.

      If you sell Common Stock you received when you exercised an incentive stock option in a qualifying disposition, the Company will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, Common Stock you received when you exercised an incentive stock option, the Company will be entitled to a deduction equal to the amount of compensation income taxable to you.

      Federal Income Tax Consequences of Nonqualified Stock Options. Under current law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you immediately, and you will be subject to withholding of income and employment taxes at that time. The Company will be entitled to a deduction equal to the amount of compensation income taxable to you if we comply with applicable withholding and reporting requirements.

      The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between (i) the sale price and (ii) the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and this capital gain or loss will be treated as long term capital gain or loss if you held the shares for more than one year following exercise of the option.

      We recommend that you consult your tax advisor with respect to the federal, state, local and foreign tax consequences of participating in the Offer.

13.	Extension of Offer; Termination; Amendment

      We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any options surrendered or exchanged by announcing the extension and giving oral or written notice of the extension to the optionholders.

      Prior to the Expiration Date, in order to terminate or amend the Offer, we may postpone accepting for cancellation any Eligible Options if any of the conditions specified in Section 6 of the Offer to Exchange occur. In order to postpone the accepting for cancellation of any Eligible Option, we must announce the postponement and give oral or written notice of the postponement to the Eligible Participants. Our right to delay accepting and canceling Eligible Options may be limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

      As long as we comply with any applicable laws, we may amend the Offer in any way, including but not limited to decreasing or increasing the consideration offered in the Offer to optionholders or by decreasing or increasing the number of Eligible Options to be exchanged or surrendered in the Offer. Eligible Participants may change the election they have made in response to the Offer at any time prior to the Expiration Date.

      We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, we will issue the amendment no later than 11:59 p.m., Pacific Standard Time, on the previously announced Expiration Date. Any announcement relating to the Offer will be sent promptly to optionholders in a manner reasonably designed to inform optionholders of the change.

      If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease what we will give you in exchange for your Eligible Options;

•	increase or decrease the number of Eligible Options to be exchanged in the Offer; or

•	extend or terminate the Offer.

      If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten (10) business days after the date the notice is published.

14.	Fees and Expenses

      We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to exchange such options pursuant to this Offer.

15.	Information About the Company

      Our principal executive offices are located at 605 Fairchild Drive, Mountain View, California 94043-2234, and our telephone number is (650) 623-0700. Information regarding our directors and executive officers is contained in Schedule A attached to this Offer to Exchange and incorporated herein by reference. Our web site address is www.calipertech.com. The information on our web site is not a part of this Offer.

      Caliper is a leader in lab-on-a-chip technologies that miniaturize, integrate and automate many laboratory processes. We develop, manufacture and sell our proprietary microfluidic LabChip® systems to pharmaceutical and other companies. Information concerning our business, including our background, strategy, products, collaborative efforts, manufacturing, research and product development, competition, intellectual property and employees, as well as the financial information, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002 and June 30, 2002 are incorporated by reference herein and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 17 — “Additional Information.”

      Set forth below is a selected summary of our financial information. The selected historical consolidated balance sheets and consolidated statements of operations data for the years ended December 31, 2001 and December 31, 2000 and the six months ended June 30, 2002 and June 30, 2001 have been derived from the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed with the SEC on March 29, 2002, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002, filed with the SEC on August 14, 2002, and should be read together with the consolidated financial statements and related notes included in such reports.

CALIPER TECHNOLOGIES CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2002	2001

	(Unaudited)

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$4,552	$10,655
Marketable securities	133,182	155,521
Accounts receivable	2,169	1,130
Accounts receivable — related party	1,348	1,179
Inventories	7,126	3,411
Prepaid expenses and other current assets	4,691	2,311
Investment in Aclara common stock	1,548	4,563
Other receivable	29,122	26,949

Total current assets	183,738	205,719
Security deposits	3,200	3,200
Property and equipment, net	14,003	12,581
Notes receivable from officers	335	475
Other assets, net	525	568

Total assets	$201,801	$222,543

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,222	$1,808
Accrued compensation	2,733	3,135
Other accrued liabilities	778	357
Deferred revenue	1,838	3,082
Current portion of equipment financing	2,372	2,027

Total current liabilities	9,943	10,409
Noncurrent portion of equipment financing	3,103	3,749
Deferred revenue	379	221
Other noncurrent liabilities	1,838	1,600
Commitments and contingencies
Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	252,734	251,357
Deferred stock compensation	(1,401)	(2,232)
Accumulated deficit	(65,656)	(44,602)
Accumulated other comprehensive income	837	2,017

Total stockholders’ equity	186,538	206,564

Total liabilities and stockholders’ equity	$201,801	$222,543

CALIPER TECHNOLOGIES CORP.

CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2002	2001	2002	2001

	(Unaudited)

	(In thousands, except per share data)
Revenue:
Product revenue	$2,431	$1,843	$5,626	$3,188
Related party revenue	2,427	—	4,147	—
License fees and contract revenue	2,378	3,444	4,504	11,892

Total revenue	7,236	5,287	14,277	15,080
Costs and expenses:
Cost of product revenue	1,923	986	4,016	1,964
Cost of product revenue — related party	1,403	—	1,847	—
Research and development	11,463	9,520	22,515	18,373
Selling, general and administrative	4,817	3,175	9,474	6,365
Amortization of deferred stock compensation(1)	386	672	832	1,440

Total costs and expenses	19,992	14,353	38,684	28,142

Operating loss	(12,756)	(9,066)	(24,407)	(13,062)
Interest income, net	1,388	2,871	3,353	5,771
Gain on settlement of litigation	—	—	—	27,500

Net income (loss)	$(11,368)	$(6,195)	$(21,054)	$20,209

Net income (loss) per share, basic	$(0.47)	$(0.26)	$(0.87)	$0.85

Shares used in computing net income (loss) per share, basic	24,333	23,946	24,285	23,891
Net income (loss) per share, diluted	$(0.47)	$(0.26)	$(0.87)	$0.79

Shares used in computing net income (loss) per share, diluted	24,333	23,946	24,285	25,672
(1) Amortization of deferred stock compensation relates to the following:
Research and development	$251	$234	$541	$502
Selling, general and administrative	135	438	291	938

Total	$386	$672	$832	$1,440

      The financial information included in our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2001 and Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2002 and March 31, 2002 is incorporated by reference herein and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 17 — “Additional Information.”

16.	Risk Factors

      Information concerning risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002 is incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our Common Stock could decline.

      Our Common Stock is listed for quotation on the Nasdaq National Market System.

17.	Additional Information

      We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on March 29, 2002, including all material incorporated by reference therein, as amended by our Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001, filed on April 29, 2002, including all material incorporated by reference therein.

2. Our Definitive Proxy on Schedule 14A, filed on May 14, 2002;

3. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed on August 14, 2002, including all material incorporated by reference therein;

4. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002, including all material incorporated by reference therein;

5. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2001, including all materials incorporated by reference therein; and

6. The description of the Common Stock contained in our Registration Statement on Form 8-A, filed on November 22, 1999.

      The SEC file number for these filings is 000-28229. These filings and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549	500 West Madison Street Suite 1400 Chicago, Illinois 60661

      You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

      Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

      Our Common Stock is quoted on the Nasdaq National Market under the symbol “CALP,” and our SEC filings can be read at the following Nasdaq address:

Nasdaq Operations

1735 K Street, N.W.
Washington, D.C. 20006

      We will also provide without charge to each person to whom we deliver a copy of this Offer to Exchange, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Caliper Technologies Corp.

605 Fairchild Drive
Mountain View, CA 94043-2234

or by telephoning us at (650) 623-0700 between the hours of 9:00 a.m. and 5:00 p.m., Pacific Standard Time.

      As you read the documents listed in this Section 18, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

      The information contained in this Offer to Exchange about Caliper should be read together with the information contained in the documents to which we have referred you.

18.     Forward-Looking Statements; Miscellaneous.

      This Offer to Exchange and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. However, the safe harbors of Section 27A of the Securities Act and 21E of the Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in Section 17 of this document. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2001, as amended, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002.

      If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the optionholders residing in that jurisdiction.

      The Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Caliper is limited to this document.

Caliper Technologies Corp.	October 16, 2002

SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND

EXECUTIVE OFFICERS OF CALIPER

      The directors and executive officers of Caliper and their positions and offices as of October 16, 2002 are set forth in the following table:

Name	Age	Position(s) Held With The Company

Michael R. Knapp, Ph.D.	50	Chief Executive Officer, Director
James L. Knighton	48	President and Chief Financial Officer
Susan A. Evans, Ph.D.	54	Vice President of Product Development
Anthony T. Hendrickson	48	Vice President of Finance and Corporate Controller
Bruce E. MacMillan	51	Vice President and General Counsel
Michael Merion, Ph.D.	47	Vice President of Sales and Marketing
J. Wallace Parce, Ph.D.	52	Vice President of Research
William M. Wright III	53	Vice President of Operations
Daniel L. Kisner, M.D.	55	Chairman of the Board, Director
Robert C. Bishop, Ph.D.	59	Director
Anthony B. Evnin, Ph.D.	61	Director
Regis P. McKenna	62	Director
David V. Milligan, Ph.D.	61	Director
Robert T. Nelsen	38	Director

      The address of each director and executive officer is c/o Caliper Technologies Corp., 605 Fairchild Drive, Mountain View, CA 94043-2234, and the telephone number is (650) 623-0700.

Biographies

      Michael R. Knapp, Ph.D. co-founded Caliper and has served as our Chief Executive Officer since July 2002, and previous to that as our Vice President of Corporate Development from March 2001 until July 2002 and as our Vice President of Science and Technology from September 1995 to March 2001. From November 1994 through August 1995, Dr. Knapp was engaged in activities related to forming Caliper, including securing our core technology license and procuring financing. From October 1988 to October 1994, Dr. Knapp served as President and Scientific Director at Molecular Tool, Inc., a genetics technology company he co-founded in 1988. Previously, Dr. Knapp was on the staff of the Center for Neurobiology and Behavior at Columbia University and was a Scientific Director of Genetica SARL, an affiliate of Rhone Poulenc SA in Paris, France. Dr. Knapp holds a B.S. in Biology from Trinity College (Hartford) and a Ph.D. in Medical Microbiology from Stanford University.

      James L. Knighton has served as our President and Chief Financial Officer since July 2002, and previous to that as our Vice President and Chief Financial Officer from September 1999 until July 2002. He was promoted to Executive Vice President in April 2001. From October 1998 to September 1999, Mr. Knighton served as Senior Vice President and Chief Financial Officer of SUGEN, Inc., a biotechnology company. From July 1997 to October 1998, Mr. Knighton served as Vice President of Investor Relations and Corporate Communications at Chiron Corporation, a biotechnology company. From 1985 to 1994, Mr. Knighton served in various operations, planning and R&D functions at E. I. DuPont de Nemours Inc., a global, diversified chemical and life science company. Mr. Knighton holds a B.S. in Biology from the University of Notre Dame, an M.S. in Genetics from the University of Pennsylvania and a M.B.A. from the Wharton School at the University of Pennsylvania.

      Susan A. Evans has served as our Vice President of Product Development since February 2002. From February 2000 to January 2002, Dr. Evans served as Vice President of Research and Development for LifeScan, Inc., a medical products subsidiary of Johnson & Johnson. From December 1994 to December

2000, Dr. Evans served as Senior Vice President of Research and Development for Dade Behring, the succeeding clinical diagnostic company from the Baxter Diagnostics, Inc leveraged buyout. From 1981 to 1994, Dr. Evans held a number of research and development positions at Baxter Diagnostics, Inc., a diagnostic products manufacturing company. Dr. Evans holds a B.A. in Chemistry from Emmanuel College and a Ph.D. in Biochemistry from the University of Detroit.

      Anthony T. Hendrickson has served as our Vice President of Finance since September 2002 and as Corporate Controller since April 2000. From April 1997 to April 2000, Mr. Hendrickson was the Corporate Controller and Chief Accounting Officer for Sequus Pharmaceuticals, Inc., a biotechnology company. From April 1995 to March 1997, Mr. Hendrickson was the Director of Finance and Administration of a U.S. operating division of Lanier Worldwide, Inc. that specialized in electronic imaging. From 1993 to April 1995, Mr. Hendrickson was a Senior Manager for KPMG LLP, a public accounting firm. Mr. Hendrickson is a Certified Public Accountant and holds a B.A. in Accounting and Finance from the University of Cincinnati and an M.B.A. from The Ohio State University.

      Bruce E. MacMillan has served as our Vice President and General Counsel since May 2002. From January 2000 to February 2002 he was a private consultant. In 1999 he was Vice President and General Counsel of Sugen, Inc., a biotechnology company. From 1997 to 1999 he served as Associate General Counsel for Raychem Corporation. From 1996 to 1997, he was Vice President and General Counsel of Ericsson-Raynet. Mr. MacMillan holds a B.A. in Economics and an M.B.A. from the University of California at Berkeley, and a J.D. from the University of California, Hastings College of Law.

      Michael Merion, Ph.D. has served as our Vice President of Sales and Marketing since August 2001. From November 1993 to July 2001, Dr. Merion was Vice President of Marketing for Dionex Corporation, a diagnostic instrument company, where he was responsible for worldwide marketing of all of Dionex products and new business development. From September 1984 to October 1993, Dr. Merion held various positions in sales, product management and program management for Waters Corporation, a diagnostic instrument company. Dr. Merion holds a B.A. in Biology from Rutgers University and a Ph.D. in Biochemistry also from Rutgers University.

      J. Wallace Parce, Ph.D. co-founded Caliper and has served as our Vice President of Research since October 1995. Prior to joining Caliper, Dr. Parce spent 12 years with Molecular Devices Corporation as a founder, consultant, Director of Research and Vice President of Research. From 1980 until 1984 he was an Assistant Professor in the Department of Biochemistry at Wake Forest University, from 1982 until 1987 an associate in the Department of Microbiology and Immunology, and from 1984 until 1987, an Associate Professor of Biochemistry. Dr. Parce holds a B.A. in Chemistry from Western Maryland College in 1972 and a Ph.D. in Biochemistry from Wake Forest University in 1976. From 1976 until 1980 Dr. Parce was a Post Doctoral Fellow in Chemistry at Stanford University.

      William M. Wright III has served as our Vice President of Operations since September 1998. From November 1995 to May 1998, Mr. Wright served as Vice President of Operations of Biocircuits Corporation, a medical diagnostic company, where he was responsible for instrument and immunoassay cartridge manufacturing. From 1984 to 1995, Mr. Wright was Vice President of Site Operations with Dade International Inc., formerly a division of Baxter International, Inc., a medical products manufacturing company, where he assisted in the start-up and launch of the Baxter International Paramax Analytical Clinical Chemistry Business. Mr. Wright holds a B.S. in Industrial Technology from California State University at Long Beach.

      Daniel L. Kisner, M.D. has served as Chairman of the Board since July 2002. He served as our President and Chief Executive Officer from February 1999 to July 2002 and as a Director since March 1999. From May 1994 to January 1999, Dr. Kisner served as President and Chief Operating Officer of Isis Pharmaceuticals, Inc., a biotechnology company. From February 1993 to May 1994, Dr. Kisner served as Executive Vice President and Chief Operating Officer of Isis Pharmaceuticals, Inc. From March 1991 to February 1993, he served as Executive Vice President of Isis Pharmaceuticals, Inc. and was responsible for business and product development, and manufacturing. From December 1988 to March 1991, Dr. Kisner served as Division Vice President of Pharmaceutical Development for Abbott Laboratories. Dr. Kisner has held a tenured position in the Division of Oncology at the University of Texas, San Antonio School of Medicine and is certified by the

American Board of Internal Medicine and certified in Medical Oncology. Dr. Kisner holds a B.A. from Rutgers University and a M.D. from Georgetown University.

      Robert C. Bishop, Ph.D. has served as a Director of Caliper since May 2002. He has served as Chairman of the Board of AutoImmune Inc. since May 1999 and as President and Chief Operating Officer since May 1992. Prior to joining AutoImmune, he held a variety of senior management positions at Allergan, Inc. and American Hospital Supply Corporation. Dr. Bishop is also a director of Quintiles Transnational Corporation and Millipore Corporation. Additionally, he serves as a member of the Board of Trustees/ Managers for the MFS/ Sun Life Series Trust and Compass Management Accounts at MFS Investment Management and on the Health Care/ Life Sciences Board of Advisors for One Equity Capital. Dr. Bishop holds an A.B. and Ph.D. from the University of Southern California, and an MBA from the University of Miami.

      Anthony B. Evnin, Ph.D. has been a director since June 1996. He has been a General Partner of Venrock Associates, a venture capital partnership focusing on biotechnology companies, since 1975. He is also a director of Sonic Innovations, Inc. and Triangle Pharmaceuticals, Inc. Dr. Evnin holds an A.B. from Princeton University and a Ph.D. in Chemistry from Massachusetts Institute of Technology.

      Regis P. McKenna has been a director since September 1998. Mr. McKenna has been Chairman of The McKenna group, an international consulting firm specializing in the application of information and telecommunications technologies to business strategies, since 1970. Mr. McKenna is on the board of The Economic Strategies Institute and the Competitiveness Council. He is Chairman of the Board of the Santa Clara University Center for Science, Technology and Society and was a founding board member of Smart Valley. He is a trustee at Santa Clara University and President of the Board of Trustees for the New Children’s Shelter of Santa Clara County. Mr. McKenna is on the board of directors of Cylink Corporation and a number of high technology start-up companies. Mr. McKenna holds a B.A. from Duquesne University.

      David V. Milligan, Ph.D. has been a Director since October 1996 and the Chairman of the Board since April 1997. He has been a Vice President and Special Limited Partner of Bay City Capital, a merchant bank, since 1997. From 1979 to 1996, Dr. Milligan served in a variety of management positions at Abbott Laboratories, a healthcare products company. During his career at Abbott Laboratories he led both the diagnostic products and pharmaceutical products research and development organizations and was Senior Vice President and Chief Scientific Officer when he retired at the end of 1996. Dr. Milligan is currently non-executive chairman and a director of Versicor, Inc. as well as a director of ICOS Corporation, Galileo Laboratories, Maxia Pharmaceuticals and Reliant Pharmaceuticals. He is a member of the chemistry department advisory board of Princeton University. Dr. Milligan holds an A.B. in Chemistry from Princeton University and an M.S. and a Ph.D. in Organic Chemistry from the University of Illinois.

      Robert T. Nelsen has been director since September 1995. Since July 1994, Mr. Nelsen has served as a senior principal of various venture capital funds associated with ARCH Venture Partners, including ARCH Venture Fund II, L.P., ARCH Venture Fund III, L.P., ARCH Venture Fund IV, L.P. and ARCH Venture Fund V, L.P. From April 1987 to July 1994, Mr. Nelsen was Senior Manager at ARCH Development Corporation, a company affiliated with the University of Chicago, where he was responsible for new company formation. Mr. Nelsen is also a director of Illumina, Inc., Adolor Corporation and Genomica, Inc. Mr. Nelsen holds a B.S. in Biology and Economics from the University of Puget Sound and an M.B.A. from the University of Chicago.